Exhibit 99.1

News:
For immediate release

AUTOZONE Second Quarter EPS up 42%;
Comparable EPS up 24%

Memphis, Tenn. (March 2, 2005) - AutoZone, Inc. (NYSE: AZO) today reported sales of $1.204 billion for its fiscal second quarter (12 weeks) ended February 12, 2005, up 3.9% over fiscal second quarter 2004. Same store sales, or sales for domestic stores open at least one year, were flat for the quarter. Operating profit increased 12.2% over the prior year.

Net income for the quarter increased by 30.4% over the same period last year to $119.5 million, and diluted earnings per share increased 41.9% to $1.48 per share from $1.04 per share reported in the year-ago quarter.

Return on invested capital for the trailing four quarters increased to an historic high of 25.4% from 24.5% the previous year.

For the quarter, gross profit, as a percentage of sales, was 48.4% (versus 48.7% last year) while operating expenses, as a percentage of sales, were 32.7% (versus 34.1% last year). The slight reduction in gross margin largely was due to one-time expenses related to the closure of one distribution center and the opening of a new facility near Dallas, Texas. The reduction in operating expenses has continued to be driven by a focused effort to reduce expenditures throughout all levels of the organization.

Additionally, the fiscal second quarter ended February 12, 2005 contained a one-time tax benefit adjustment of $15.3 million. Excluding these credits, earnings per share for the quarter increased 24% to $1.29 versus the year-ago quarter.

The Company’s gross per store inventory levels (the reported balance sheet inventory, which is total inventory less supplier owned Pay On Scan inventory) as of February 12, 2005, were $450 thousand versus $443 thousand last year. Net inventory, defined as gross inventory less accounts payable, increased on a per store level to $86 thousand from $74 thousand last year. The increase in inventory levels is attributable to the Company’s efforts to invest in having the right part at the right price to further enhance our industry-leading brand in the eyes of our customers.

“Business strengthened considerably this quarter versus the past two quarters as gas prices fell from highs last year. We continue to implement new initiatives to grow sales profitably. We are also excited by our newest plan to expand into Puerto Rico,” said Steve Odland, Chairman, President, and Chief Executive Officer. As part of its plan to open approximately 200 stores in fiscal year 2005, the Company will enter the Puerto Rico marketplace for the first time this year. The Company expects to open 10 stores by fall of 2005.

During the quarter ended February 12, 2005, AutoZone opened 27 new stores, replaced 1 store, and closed 1 store in the U.S. while additionally opening 3 new stores in Mexico. As of February 12, 2005, the Company had 3,474 domestic stores and 67 stores in Mexico.

Based upon recent SEC clarification, the Company is reviewing its accounting for leases and related leasehold improvements. While the impact on fiscal 2005 is estimated to be less than $1 million (net of tax), the Company expects to record a one-time charge for the cumulative non-cash adjustment in the second quarter. The charge, which is not reflected in the attached results, is currently estimated to be in the range of $15 million to $25 million (net of tax).

AutoZone is the nation’s leading retailer of automotive parts and accessories. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many domestic stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a one-hour conference call this morning, Wednesday, March 2, 2005, beginning at 10:00 a.m. (EST) to discuss the second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls”. The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (402) 220-4124 through Wednesday, March 9, 2005, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results. Management manages the Company’s debt levels to a ratio of adjusted debt to EBITDAR, as shown on the attached tables. This is important information for the Company’s management of its debt levels. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; the ability to hire and retain qualified employees; consumer debt levels; inflation; raw material costs of our suppliers; gasoline prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and our ability to continue to negotiate pay-on-scan and other arrangements with our vendors. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 28, 2004, for more information related to those risks.

Contact Information: Financial:
Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

AutoZone's 2nd Quarter Highlights - Fiscal 2005

Condensed Consolidated Statements of Operations
2nd Quarter
(in thousands, except per share data)

	GAAP Results		Adjustments		Adjusted*
	12 Weeks Ended February 12, 2005	12 Weeks Ended February 14, 2004	12 Weeks Ended February 12, 2005 *	12 Weeks Ended February 14, 2004	12 Weeks Ended February 12, 2005	12 Weeks Ended February 14, 2004
Net sales	$1,204,055	$1,159,236	$ —	$ —	$ 1,204,055	$1,159,236
Cost of sales	621,684	594,925		—	621,684	594,925

Gross profit	582,371	564,311	—	—	582,371	564,311
Operating SG&A expenses	393,331	395,785			393,331	395,785

Operating profit (EBIT)	189,040	168,526	—	—	189,040	168,526
Interest expense, net	23,645	21,922			23,645	21,922

Income before taxes	165,395	146,604	—	—	165,395	146,604
Income taxes	45,900	54,950	15,300		61,200	54,950

Net income	$ 119,495	$ 91,654	$ (15,300)	$ —	$104,195	$ 91,654

Net income per share:
Basic	$ 1.50	$ 1.06	$ (0.19)	$ —	$ 1.31	$ 1.06
Diluted	$ 1.48	$ 1.04	$ (0.19)	$ —	$ 1.29	$ 1.04
Weighted average shares outstanding:
Basic	79,692	86,618	79,692	86,618	79,692	86,618
Diluted	80,860	88,028	80,860	88,028	80,860	88,028

*	Fiscal year 2005 income taxes include a $15.3 million benefit primarily from the planned one-time repatriation from foreign subsidiaries.

Year-to-date 2nd Quarter, F2005

	GAAP Results		Adjustments *		Adjusted
	24 Weeks Ended February 12, 2005	24 Weeks Ended February 14, 2004	24 Weeks Ended February 12, 2005	24 Weeks Ended February 14, 2004	24 Weeks Ended February 12, 2005	24 Weeks Ended February 14, 2004
Net sales	$2,490,258	$2,441,276	$ —	$ —	$2,490,258	$2,441,276
Cost of sales	1,287,086	1,263,875	—	16,000	1,287,086	1,279,875

Gross profit	1,203,172	1,177,401	—	(16,000)	1,203,172	1,161,401
Operating SG&A expenses	797,819	793,771	—	—	797,819	793,771

Operating profit (EBIT)	405,353	383,630	—	(16,000)	405,353	367,630
Interest expense, net	45,435	42,182	—	—	45,435	42,182

Income before taxes	359,918	341,448	—	(16,000)	359,918	325,448
Income taxes	117,900	128,050	15,300	(6,003)	133,200	122,048

Net income	$ 242,018	$ 213,398	$(15,300)	$(9,997)	$ 226,718	$ 203,400

Net income per share:
Basic	$ 3.04	$ 2.43	$ (0.19)	$ (0.11)	$ 2.84	$ 2.32
Diluted	$ 3.00	$ 2.39	$ (0.19)	$ (0.11)	$ 2.81	$ 2.28
Weighted average shares outstanding:
Basic	79,702	87,679	79,702	87,679	79,702	87,679
Diluted	80,803	89,219	80,803	89,219	80,803	89,219

*	Fiscal year 2005 income taxes include a $15.3 million benefit primarily from the planned one-time repatriation from foreign subsidiaries, while F2004 includes $16 million gain from warranty.

Selected Balance Sheet Information
(in thousands)

	February 12, 2005	February 14, 2004	August 28, 2004
Merchandise inventories	$1,591,996	$1,487,478	$ 1,561,479
Current assets	1,847,054	1,674,178	1,755,757
Property and equipment, net	1,856,054	1,735,505	1,790,089
Total assets	4,063,312	3,775,540	3,912,565
Accounts payable	1,286,780	1,240,592	1,429,128
Current liabilities	1,637,888	1,671,661	1,818,115
Debt	1,901,500	1,786,945	1,869,250
Stockholders' equity	410,133	233,877	171,393
Working capital	209,166	2,517	(62,358)

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)	February 12, 2005		February 14, 2004
Net income	594,822		546,816
Add: Interest	96,057		88,234
Taxes	329,550		330,553

EBIT	1,020,429		965,603

Add: Depreciation	111,079		107,254
Rent Expense	120,332		114,213

EBITDAR	1,251,840		1,187,070

Debt	1,901,500		1,786,945
Add : Rent x 6	721,992		685,278

Adjusted Debt	2,623,492		2,472,223

Adjusted Debt to EBITDAR	2.1	*	2.1

*	No change from Q4, F2004.

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended February 12, 2005	12 Weeks Ended February 14, 2004	24 Weeks Ended February 12, 2005	24 Weeks Ended February 14, 2004	Trailing 4 Quarters February 12, 2005	Trailing 4 Quarters February 14, 2004
Depreciation	$ 26,873	$ 24,392	$ 52,530	$ 48,342	$ 111,079	$ 107,254
Capital spending	$ 59,971	$ 40,122	$ 118,778	$ 69,478	$ 234,170	$ 189,888

Cash flow before share repurchase:
Net increase (decrease) in cash and cash equivalents	$ 16,258	$ 5,525	$ 3,287	$(12,567)	$ (396)	$ 2,997
Subtract increase (decrease) in debt	76,725	333,600	32,250	240,100	114,555	447,403
Subtract share repurchases	—	(337,218)	(30,000)	(397,663)	(480,439)	(1,129,263)

Cash flow before share repurchases and changes in debt	$(60,467)	$ 9,143	$ 1,037	$ 144,996	$ 365,488	$ 684,857

Other Selected Financial Information
(in thousands)

	February 12, 2005	February 14, 2004
Cumulative share repurchases ($):	$3,704,913	$3,224,474

Cumulative share repurchases (shares):	82,570	76,698
Shares outstanding, end of quarter	79,806	84,756

	February 12, 2005	February 14, 2004
Return on Equity (ROE)	184.7%	111.4%

	Trailing 4 Quarters February 12, 2005	Trailing 4 Quarters February 14, 2004
Return on Invested Capital (ROIC)	25.4%	24.5%

AutoZone's 2nd Quarter Fiscal 2005
Selected Operating Highlights

Store Count & Square Footage
	12 Weeks Ended February 12, 2005	12 Weeks Ended February 14, 2004	24 Weeks Ended February 12, 2005	24 Weeks Ended February 14, 2004
Domestic stores:
Store count:
Stores opened	27	40	55	80
Stores closed	1	—	1	—
Replacement stores	1	—	2	1
Total domestic stores	3,474	3,299	3,474	3,299

Stores with commercial sales	2,131	2,048	2,131	2,048

Square footage (in thousands):
Square footage per store	22,035	20,944	22,035	20,944
Stores in Mexico:
Stores opened	3	5	4	6
Total stores in Mexico	67	55	67	55

Total Stores Chainwide:	3,541	3,354	3,541	3,354

Sales Statistics (Domestic Stores Only):

	12 Weeks Ended February 12, 2005	12 Weeks Ended February 14, 2004	Trailing 4 Quarters February 12, 2005	Trailing 4 Quarters February 14, 2004
Total Retail Sales ($ in thousands)	$1,005,292	$966,698	$4,768,667	$4,691,038
% Increase vs. LY Retail Sales	4%	2%	2%	2%
Total Commercial Sales ($ in thousands)	$ 154,415	$153,871	$ 737,449	$ 711,131
% Increase vs. LY Commercial Sales	0%	12%	4%	22%

Sales per average store ($ in thousands)	$ 335	$ 342	$ 1,626	$ 1,683
Sales per average square foot	53	54	256	264

*	For comparison purposes, excludes 53rd week in fiscal 2002.

	12 Weeks Ended February 12, 2005	12 Weeks Ended February 14, 2004	24 Weeks Ended February 12, 2005	24 Weeks Ended February 14, 2004
Same store sales - rolling 13 periods	0%	0%	(1%)	1%

Inventory Statistics (Total Stores):

	as of February 12, 2005	as of February 14, 2004
Accounts payable/inventory	81%	83%

($ in thousands)
Gross Inventory**	$1,591,996	$1,487,478
Gross Inventory** / Store	$ 450	$ 443

Net Inventory (net of payables)	$ 305,216	$ 246,886
Net Inventory / Store	$ 86	$ 74

**	Gross inventory excludes Pay On Scan inventory. This is the reported balance sheet number.

	Trailing 4 Quarters February 12, 2005	Trailing 4 Quarters February 14, 2004
Inventory turns:
Based on average inventories	1.8 x	1.9 x
Based on ending inventories	1.8 x	2.0 x
Inventory turns, net of payables:
Based on average inventories	9.7 x	8.8 x
Based on ending inventories	9.5 x	11.8 x